Exhibit 99.1

EnerSys Reports Preliminary 4th Quarter Results
and Signs Definitive Agreement to Purchase
FIAMM's Motive Power Battery Business

Reading, PA, USA, April 25, 2005 -- EnerSys (NYSE: ENS) one of the world's largest manufacturers, marketers and distributors of industrial batteries, announced today that for its 4th fiscal quarter of 2005, which ended on March 31, it expects to report diluted earnings per share of $0.20 to $0.22 per share, which is at the upper end of the $0.18 to $0.22 diluted earnings per share guidance provided on February 16, 2005. Net sales for the 4th fiscal quarter of 2005 are expected to be approximately $285 million, which represents a 4% increase compared to the comparable period in the prior year. We anticipate releasing final 4th quarter and full year results for fiscal year 2005 on June 1, 2005.

John D. Craig, Chairman, President and CEO of EnerSys, stated, "I am particularly pleased with our 4th quarter earnings results when considering the impact of extraordinarily high commodities costs on our profit margins." He further added "Our continuing efforts to reduce all operating costs and increase selling prices to recover higher raw material and energy costs, had a favorable impact on our 4th quarter earnings results."

EnerSys also reported that a definitive agreement was signed with FIAMM, S.p.A. on April 21, 2005, to acquire their motive power battery business, which operates primarily in Europe and had net sales of approximately $90 million (approximately EUR 70 million) for its fiscal year ending December 31, 2004. The cash purchase price for this acquisition is EUR 25 million (approximately $32.5 million US) and it is expected to close during EnerSys' first fiscal quarter of 2006 (which ends on July 3, 2005), pending final regulatory approvals and the satisfaction of other closing conditions. This acquisition will be financed by a 6-year senior term loan and is expected to be accretive to net earnings within 12 months. John D. Craig commented further about this previously announced transaction, "We look forward to adding the Fiamm motive power brand to our global business. This strategic acquisition will further extend our global market leadership position in the motive power business segment and provides an additional platform to improve our cost effectiveness and customer service capabilities in our European operations."

For more information, contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 800/538-3627; Web site: www.enersys.com.

EDITOR'S NOTE: EnerSys, is a world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at www.enersys.com.

Fiamm is one of the main global players in its product field and enjoys a tradition of strong quality and customer orientation with 2003 sales of more than EUR 500 million (approximately $650 million US) and employing 3,000 people worldwide. The company's motive power business employs 450 people and had sales of approximately EUR 70 million (approximately $90 million US) in 2004.

Caution Concerning Forward-Looking Statements

This press release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Our actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect our results, including our earnings estimates, see "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations," including "Forward-Looking Statements," set forth in our Quarterly Report on Form 10-Q for the third fiscal quarter ended January 2, 2005, which was filed with the U.S. Securities and Exchange Commission.

The forward-looking statements regarding FIAMM are based upon management's current beliefs or expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies many of which are beyond our control. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (1) the ability to complete the FIAMM acquisition and to successfully integrate FIAMM's motive power business with EnerSys' business within expected time frames; (2) the possibility that EnerSys may not realize revenue benefits from the proposed acquisition or within expected time frames; (3) operating costs and business disruption following the proposed acquisition, including possible adverse effects on relationships with employees may be greater than expected; and (4) competition may adversely affect FIAMM's business and result in customer loss. EnerSys does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date such forward-looking statement is made.